Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 5, 2010

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Base Metals Exchange Traded Notes

Description
The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals[] (the "Index"), which is designed to reflect the performance of certian futures contracts on aluminum, copper and zinc plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Index History(1)

[GRAPHIC]

Index Weights

As Of: 03-May-2010
  Commodity        Contract Expiry Date Weight %
Aluminium              17-Nov-2010        34.13
Zinc                   18-May-2011        31.41
Copper - Grade A       16-Mar-2011        34.46

PowerShares DB Base Metals ETN and
Index Data
Ticker symbols
Base Metals Double Long  BDD
Base Metals Long         BDG
Base Metals Short        BOS
Base Metals Double Short BOM
Intraday indicative value symbols
Base Metals Double Long  BDDIV
Base Metals Long         BDGIV
Base Metals Short        BOSIV

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals[] is
July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals Excess Return[] (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee.
The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London

BOM Financial Details

Ticker: BOM
Last Update          04-May-2010
                     04:30 PM
Price                17.8000
BOM Index Level*     218.72426
Indicative Intra-day 17.87
Value**
Last end of day      16.22299
Value***
Last date for end    03-May-2010
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOM
*** Last end of day BOM RP

BDD Financial Details

Ticker: BDD
Last Update          04-May-2010
                     04:30 PM
Price                14.1300
BDD Index Level*     218.72426
Indicative Intra-day 14.14
Value**
Last end of day      15.73233
Value***
Last date for end    03-May-2010
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDD
*** Last end of day BDD RP

BOS Financial Details

Ticker: BOS
Last Update          04-May-2010
                     04:30 PM
Price                23.2400
BOS Index Level*     218.72426
Indicative Intra-day 23.13
Value**
Last end of day      22.01972
Value***
Last date for end    03-May-2010
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOS
*** Last end of day BOS RP

BDG Financial Details

Ticker: BDG
Last Update          04-May-2010
                     04:30 PM
Price                21.8000
BDG Index Level*     218.72426
Indicative Intra-day 21.60
Value**
Last end of day      22.75643
Value***
Last date for end    03-May-2010
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDG
*** Last end of day BDG RP

Contact Information

Any questions please call
1-877-369-4617

Base Metals Double Short BOMIV
CUSIP symbols
Base Metals Double Long  25154K841
Base Metals Long         25154K825
Base Metals Short        25154K833
Base Metals Double Short 25154K858
Details
ETN price at listing     $25.00
Inception date           6/16/08
Maturity date            6/01/38
Yearly investor fee      0.75%
Listing exchange NYSE    NYSE Arca

Risks(2)

Non-principal protected

Leveraged losses

Subject to an investor fee

Limitations on repurchase

Concentrated exposure to Base
Metals

Acceleration risk

Benefits

Leveraged and short notes

Relatively Low Cost

Intraday access

Listed

Transparent
Tax Treatment(3)

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

Branch's ability to pay. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base Metals
ETNs is not equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Base Metals ETNs is zero, your Investment will expire worthless.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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